EXHIBIT 10.2
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT
     First amendment (the “Amendment”) to the employment agreement (the “Employment Agreement”), between Time Warner Entertainment Company, L.P., a subsidiary of Time Warner Cable Inc. and Carl Rossetti. This Amendment is effective as of January 1, 2008.
     The parties, intending to be legally bound, hereby agree that the Employment Agreement shall be amended as follows:
     1. Section 3 is amended by adding the following sentence after the second sentence of the first paragraph thereof:
     “The Annual Bonus will be paid between January 1 and March 15 of the calendar year immediately following the performance year in respect of which such Annual Bonus is earned.”
     2. Section 5(b)(i) shall be amended to (i) add at the end of the first paragraph “, and only if the Company has failed to cure such event within such 30 day period:”; (ii) replace the reference to 180 days with a reference to 90 days; and (iii) delete the word “title” in subsection B.
     3. Section 5(b)(ii)(z) shall be amended to read as follows:
     “reimbursement of fees and expenses incurred in the year of Employee’s separation from service for financial and tax counseling services, provided that such reimbursement for fees and expenses incurred in the year of Employee’s separation from service shall not exceed $10,000.”
     4. Section 5(c)(ii)A shall be amended by replacing the last sentence thereof with the following:
     “All payments of base salary pursuant to this subsection shall be made in accordance with the Company’s normal payroll procedures, and all payments of bonuses pursuant to this subsection shall be made at the times set forth in Section 3.”
     5. Section 5(c)(ii)B shall be amended by adding the following sentence after the second sentence thereof:
     “Notwithstanding the foregoing, Employee’s continued participation in the Company’s benefit plans shall be subject to the limitations of applicable law.”
     6. Section 5(c)(ii)H shall be amended to read as follows:
     “If Employee accepts other employment during the Advisory Period (other than employment with any not-for-profit Entity (defined as an entity that is exempt or in the process of obtaining exemption from federal taxation under Section 501(c)(3) of the Internal Revenue

Code), Employee shall cease to be treated as an employee of the Company, including for purposes of Employee’s rights to receive certain post-termination benefits under Sections 5(c)(ii)B and D, effective upon the commencement of such other employment, but Employee shall continue to receive the remaining payments Employee would have received pursuant to Section 5(c)(ii)A at the times specified therein.”
     7. Section 6(a) shall be amended to add the following at the end thereof:
     “Payments of salary and bonus required under this Section shall be made at the same time as such payments would otherwise have been made to Employee pursuant to Section 3 if he had not been terminated.”
     8. Section 6(b)(ii) shall be amended to read as follows:
     “If such notice is so given to Employee prior to the occurrence of a Change in Control, or more than three years following a Change in Control, Employee shall be entitled to receive, subject to the terms thereof, all benefits which may be due to Employee under the provisions of any Benefit Plan and Incentive Plan, and to be treated as an employee of the Company on salary continuation for a period of three years following the date notice of termination is given by the Company pursuant to this Section 6(b), in which case Employee shall be relieved of his or her management position with the Company and his duties hereunder, and shall continue to receive both annual salary at an annual rate equal to his annual rate in effect immediately prior to his termination of employment and Annual Bonuses in respect of each of such three calendar years, each such bonus to be in an amount equal to the greater of (xx) the average of the two most recent full year Annual Bonuses earned by Employee immediately prior to his termination of employment and (yy) Employee’s then applicable Target bonus amount. Except as provided in the following sentence, if Employee accepts full-time employment with any other person or corporation, partnership, trust, government or other entity during such period or notifies the Company in writing of his intention to terminate his treatment as an employee during such period, Employee shall cease to be treated as an employee of the Company, including for purposes of his rights to receive certain post-termination benefits under this Section 6(b)(ii), effective upon the commencement of such other employment or the effective date of such termination as specified by Employee in such notice, whichever is applicable, but Employee shall continue to receive the remaining payments he would have received pursuant to this Section 6(b)(ii) at the times specified herein. Notwithstanding the foregoing, Employee shall not be entitled to any further payments if he accepts full-time employment with any subsidiary or Affiliate of the Company. For purposes of this Agreement, the term “Affiliate” shall mean any Entity which, directly or indirectly, controls, is controlled by, is under the control of, or is under common control with the Company. All payments of base salary pursuant to this subsection shall be made in accordance with the Company’s normal payroll procedures, and all payments of bonuses pursuant to this subsection shall be made at the times set forth in Section 3.
     For the period beginning when Employee receives such notice of termination from the Company, and ending one year thereafter, Employee will, without charge to Employee, have use of reasonable office space and facilities as designated by the Company, together with reasonable secretarial services in each case appropriate to an employee of Employee’s position and responsibilities prior to such termination of employment. While treated as an employee of the Company, Employee will continue to be eligible to participate in the Company’s Benefit Plans and to receive, subject to the terms thereof, all benefits which are received by other employees at Employee’s level thereunder; however, except as otherwise provided herein, Employee will not be entitled to any awards or grants under any Incentive Plan, and Employee shall not be entitled to a Company-provided vehicle. Employee shall return any Company-provided vehicle to the Company within 30 days of the date of the Company’s Notice of Termination of Employee. Notwithstanding the foregoing, continued participation in the Company’s Benefit Plans shall be subject to the limitations of applicable law.
     In the event that Employee’s employment is terminated, then, in partial consideration for the Company’s obligation to make the payments described in this Section 6(b), Employee shall execute and deliver to the Company a Release containing language similar to the form as set forth in Exhibit C. The Company shall deliver such Release to Employee within 30 days after Employee’s termination of employment with the Company. If Employee shall fail to execute and deliver to the Company such Release with 30 days of Employee’s receipt thereof from the Company, Employee’s employment with the Company shall terminate effective at the end of such 30-day period and Employee shall receive, in lieu of the severance arrangements described in Section 6(b)(ii), any severance payments determined in accordance with the personnel policies of the Company then applicable, provided that the aggregate amount of any such severance shall be paid in the same amounts and under the same schedule as would have been applicable under Section 6(b)(ii) until such aggregate amount is paid to Employee.”
     9. Section 7 shall be amended by replacing the first sentence of the last paragraph thereof with the following:
     “Further, during the period the Employee is treated as an employee of the Company under Section 6(b)(ii), the Employee will be provided with the Life Insurance benefit available prior to termination.”
     10. Section 8 shall be amended by replacing the phrase “leave the payroll” with “ceases to be treated as an employee.”
     11. Section 10 shall be amended by adding the following at the end thereof:
     “Notwithstanding the foregoing, (i) the Company shall pay any Gross-Up Payment to Employee no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the taxes with respect to which the Gross-Up Payment is paid, and (ii) the Company shall pay to Employee any costs and expenses described in the preceding paragraph no later than the end of Employee’s taxable year next following Employee’s taxable year in which the costs and expenses are incurred.”
     12. Section 33 shall be added to the Agreement as follows:
     “33. Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of Employee’s separation from service with the Company Employee is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 33; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.”
     The parties agree that Exhibit C of the Agreement (the form of Release) will be appropriately modified, if and when applicable, to reflect the amended terms of the Agreement.
     Except as amended hereby, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective as of the date first above written.

TIME WARNER ENTERTAINMENT COMPANY, L.P.
By:	/s/ David A. Christman
DAVID A. CHRISTMAN
SENIOR VICE PRESIDENT & DEPUTY GENERAL COUNSEL

Date: November 28, 2007

Agreed and Accepted:

CARL ROSSETTI
/s/ Carl Rossetti

Date:	12/4/2007

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